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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SureWest Communications
(Name of Registrant as Specified In Its Charter)

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8150 Industrial Avenue, Building A
Roseville, California 95678

Dear Fellow Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications (the "Company", "we" or "our") which will be held on Wednesday, May 19, 2010 at 10:00 a.m., Pacific time, at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California.

        At this meeting you will be electing seven members of the Board of Directors ("board") to serve until the next Annual Meeting of Shareholders and will be asked to ratify the board's selection of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal year 2010. As discussed in the accompanying Proxy Statement, the board recommends that you vote FOR the nominees identified in the Proxy Statement, and that you ratify their selection of Ernst & Young LLP as the independent registered accounting firm for fiscal year 2010.

        This year shareholders of record owning less than 1,000 shares will be mailed a Notice of Internet Availability of Proxy Materials which will indicate how to access proxy materials and vote on the Internet. This notice also describes how to receive printed proxy materials and vote by U.S. mail, if desired. Shareholders of record owning 1,000 shares or greater who have not indicated a preference to receive materials electronically will be mailed a full set of proxy materials consisting of this letter, a Notice of Availability of Proxy Materials with a proxy card, the 2010 Proxy Statement, and 2009 Annual Report on Form 10-K.

        Your vote is important, regardless of the number of shares you own or whether you are able to attend the annual meeting in person. Please vote your shares as soon as possible. You may vote by authorizing a proxy over the Internet, by telephone or by mail.

        Thank you for your continued support.

Sincerely yours,
KIRK C. DOYLE Chairman of the Board

SUREWEST COMMUNICATIONS

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

        The Annual Meeting of Shareholders of SureWest Communications (the "Company", "we" or "our") will be held at our offices at 8150 Industrial Avenue, Building A, Roseville, California, on Wednesday, May 19, 2010 at 10:00 a.m., Pacific time, for the following purposes:

  1.
  To elect to the Board of Directors the nominees who are named in the attached Proxy Statement; and

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010; and

  3.
  To transact such other business as may properly come before the meeting and any and all adjournments thereof.

        Only shareholders of record on the books of the Company as of 5:00 p.m., Eastern time, March 22, 2010 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
DARLA J. YETTER Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
AS BY TELEPHONE OR MAIL.

Roseville, California
April 2, 2010

SUREWEST COMMUNICATIONS
8150 Industrial Avenue, Building A
Roseville, California 95678
April 2, 2010

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

        This Proxy Statement contains information relating to the Annual Meeting of Shareholders and solicits proxies by the Board of Directors of SureWest Communications (the "Company", "we" or "our") for the Annual Meeting of Shareholders to be held at our offices at 8150 Industrial Avenue, Building A, Roseville, California on Wednesday, May 19, 2010 at 10:00 a.m., Pacific time, or any adjournment thereof. For information on how to vote your shares, see the instructions included on the proxy card or instruction form. Any shareholder may revoke his or her proxy at any time prior to its use by providing written communication to the secretary of the Company, by submitting a later-dated proxy, or by attending the Annual Meeting and voting in person. This proxy contains information about our Corporate Governance matters, Compensation matters, Audit matters, Voting matters, and information about submitting shareholder proposals.

        The approximate date of mailing to shareholders of the Notice of Annual Meeting and this Proxy Statement is April 2, 2010.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

  Corporate Governance Guidelines

        The Board of Directors ("board") has adopted corporate governance guidelines which are available on our investor relations website at www.surw.com. The board is committed to adopting and maintaining good business practices, transparency in financial reporting, and the highest level of corporate governance. These guidelines reflect our commitment of maximizing shareholder value through good corporate governance. The board periodically reviews the guidelines to ensure conformity and compliance with all requirements of the Sarbanes-Oxley Act, Securities and Exchange Commission rules and regulations, and applicable Nasdaq listing standards. Below are key elements of the guidelines:

  •
  Director Independence.  We believe there must be a majority of independent directors on the board.

  •
  Separate Chairman and Chief Executive Officer ("CEO").  We believe different individuals should hold the position of chairman and CEO.

  •
  Majority Voting Policy.  We maintain a non-binding majority voting policy in uncontested director elections.

  •
  Board Evaluations.  We conduct annual board self assessments and individual peer assessments.

  •
  Shareholder Communications.  We welcome shareholder contact with the board through our website, email, and regular mail.

   Director Independence

        The Company's common stock is listed on the Nasdaq Global Market. The board has determined that a majority of directors are "independent directors" within the meaning of the Nasdaq corporate governance and listing standards, Securities and Exchange Commission standards, and our own Corporate Governance guidelines. A director does not qualify as an independent director under these standards and guidelines if the director (or any member of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with us. Five of our seven directors have no direct or indirect relationships with the Company that would impair their independence and are therefore independent within the meaning of all the above standards. Arrangements or transactions considered in this analysis are discussed in detail in the section entitled "Related Party Transaction Policies and Procedures". Each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and shareholder:

  Guy R. Gibson
  Robert D. Kittredge
  John R. Roberts III
  Timothy D. Taron
  Roger J. Valine

        Under the foregoing standards, Kirk C. Doyle, as the chairman, and Steven C. Oldham, as the president and CEO, are not independent because Mr. Doyle was an employee of the Company within the last three years and Mr. Oldham is an employee of the Company. Mr. Doyle voluntarily terminated his employment status with the Company in March 2008, but retained his position as chairman of the board. The board expects that Mr. Doyle will qualify as "independent" under all the foregoing corporate governance guidelines, Securities and Exchange Commission, and Nasdaq listing standards in March 2011.

   Board Diversity

        We are committed to actively seeking out qualified women and individuals from ethnic minority groups to include in the pool from which board nominees are chosen. This commitment is expressly set forth in the Nominating and Governance Committee Charter, available on the Company's investor relations website at www.surw.com.

  Director and Officer Stock Ownership

        We have a stock ownership and retention policy for all directors, the president, and all vice presidents. Within three years of joining the board, directors are required to accumulate equity in the Company in an amount not less than three times the amount of the director's annual cash retainer. A director is required to maintain and hold that amount until he or she leaves the board. Similarly, the president and vice presidents are required to accumulate equity in the Company over a five year period in an amount not less than two times the officer's base salary. The president and each vice president is required to maintain and hold that amount until they leave the Company.

  Code of Conduct

        The board has approved and adopted a Code of Ethics and Business Conduct. This code is designed to assist directors and employees in analyzing and resolving ethical issues in an increasingly complex business environment. This code applies to all directors and employees and covers various ethical topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the code is available on our investor relations website at www.surw.com. Any amendment to or waiver of the provisions of the code with respect to any directors or executive officers is also posted on that website. Information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

  Enterprise Risk Management

        We employ a Certified Internal Auditor, a designation conferred by the Institute of Internal Auditors, who reports directly to the Board of Directors on enterprise risk matters. The board monitors the Company's enterprise risk, and impacts thereof, through its periodic meetings with management, internal audit, the Company's independent registered public accounting firm and through review and analysis of the internal auditor's risk assessment report. The board is aware, however, that all companies are subject to certain amounts and degrees of risk. Many factors that influence the Company's risk profile are from sources beyond our control such as competition, weakening economic conditions, programming costs, and regulatory impacts.

  Corporate Governance Documents

        Our investor relations website address is www.surw.com. The following corporate governance documents are posted on the investor relations website:

  Audit Committee Charter
  Compensation Committee Charter
  Nominating and Governance Committee Charter
  Corporate Governance Guidelines
  Code of Ethics and Business Conduct
  Fair Disclosure Policy
  Related Party Transactions Policies and Procedures
  Stock Ownership and Stock Retention Policy

        The foregoing documents are also available in print upon request to the secretary of the Company, SureWest Communications, P.O. Box 969, Roseville, California 95661. None of the information contained on our websites is incorporated by reference in, or considered to be a part of, this document.

Board Structure

        In 2009, the Board of Directors was comprised of six non-employee directors and one employee director—the CEO. The board's general policy is that the positions of chairman of the board and CEO should be held by different individuals. Our bylaws provide for annual election of all directors.

        The board met 13 times in 2009. Each director attended at least 75% of all meetings of the board and all committees of which he is a member. The independent directors met six times in executive session without management present in 2009. The executive sessions are scheduled and chaired by the Nominating and Governance committee chair. All directors are also expected to attend the Annual Meeting of Shareholders. All seven directors attended the prior year's Annual Meeting of Shareholders.

Committee Structure

        The board conducts its business through meetings of the board and the following committees: Audit, Compensation, Nominating and Governance and an ad hoc committee, Transactions and Finance. The Transactions and Finance committee did not meet as a committee in 2009. Its "ad hoc" responsibilities instead were subsumed and discharged by the full board in 2009. The committees report regularly on their activities and actions to the full board. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent considered appropriate to assist them in their work. The board has determined that each of the committee members meets the independence standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and our own corporate governance guidelines. Each of the committees has adopted and operates under a written charter. The charters for the Audit, Compensation, and Nominating and Governance committees are available on our investor relations website at www.surw.com. Printed copies of the charters are available without charge by sending a written request to the secretary of the Company, SureWest Communications, P. O. Box 969, Roseville, California 95661. The following table identifies the current committee members and the number of meetings held by each committee in 2009.

Name	Audit	Compensation	Nominating and Governance

Guy R. Gibson		✓	✓

Robert D. Kittredge	Chair

John R. Roberts III	✓	Chair

Timothy D. Taron		✓	Chair

Roger J. Valine	✓		✓

Number of Committee Meetings Held in 2009	5	7	4

  Audit Committee

        The Audit committee is responsible for oversight of our financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with various other laws and regulations. The principal functions of the Audit committee are to (i) appoint and engage an independent registered public accounting firm, (ii) review the scope of the audit and the audit procedure and non-audit services to be utilized, and related fees, (iii) review with the independent registered public accounting firm and internal auditors the effectiveness of accounting and financial controls, and the adequacy of internal controls over financial reporting, (iv) discuss with the independent registered public accounting firm the results of their audit and review the Company's financial statements to be presented to shareholders to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements, and (v) review independent registered public accounting firm independence issues and the adequacy of the Audit Committee Charter. The Audit committee is also responsible for the preparation of the Audit Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission.

        The members of the Audit committee meet the financial literacy standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and the Company's own Corporate Governance guidelines. Mr. Kittredge, who currently serves as chair of the Audit committee, is qualified as an independent "audit committee financial expert" under the rules adopted by the Securities and Exchange Commission pursuant to requirements of the Sarbanes-Oxley Act.

  Compensation Committee

        The Compensation committee is responsible for developing and implementing the compensation strategy for the named executive officers ("NEOs"), senior officers, and the board. The committee engages an outside compensation consultant, Hewitt Associates LLC ("Hewitt"), to assist with certain aspects of compensation design. In 2009, Hewitt advised the committee on cash and equity compensation for the directors, chairman, CEO, and senior officers, as well as general compensation philosophies. The president and CEO makes recommendations to the committee for each element of the senior officers' compensation design, other than his own, based on the officers' performance and other factors. Specifically, the committee reviews all relevant data and has final approval of:

  •
  adjustments to base salary;

  •
  the criteria for granting short-term incentive ("STI") awards;

  •
  the amount of STI payable to each NEO (in accordance with the applicable plan); and

  •
  the type and amount of any long-term incentive award ("LTI") to be granted to each NEO.

        Additionally, the Compensation committee has final approval of board compensation matters. The committee reviews the recommendations and suggestions from the outside consultant in determining adjustments to board compensation. For more information on the responsibilities and activities of the Compensation committee, including the process for determining executive compensation, see the "Compensation Matters" section below and the committee's charter.

        The Compensation committee also prepares the Compensation Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission.

  Nominating and Governance Committee

        The Nominating and Governance committee periodically reviews and reports to the board on matters relating to corporate governance and makes recommendations concerning the Company's corporate governance policies. The committee develops policies relating to the size and composition of the Board of Directors and its committees, and periodically reviews the appropriate skills and characteristics required of board members. The assessment includes issues of gender and ethnic diversity, business experience and skills in technology, finance, marketing, financial reporting, and other areas that are expected to contribute to an effective board. The committee is responsible for recommending to the Board of Directors candidates for nomination and election, including consideration of shareholder nominees. The committee oversees the evaluation of the performance of the board through annual board self assessments and individual peer assessments. Additionally, the committee periodically reviews and makes recommendations to the board regarding succession planning for the CEO and senior management positions.

  Transactions and Finance Committee

        The Transactions and Finance committee provides assistance to the Board of Directors in the general review, analysis and oversight of material transactions including merger and acquisition transactions and financing transactions including debt and equity issuances and/or dispositions. The committee or board may deem or determine any particular transaction or proposed transaction to be of such materiality, significance or magnitude, that all activities should be conducted or performed by the board as a whole, rather than by the committee.

Director Nomination Process

        Nominees for the board must be committed to enhancing long-term shareholder value, and must demonstrate a high level of personal and professional ethics, sound business judgment, and integrity. The board's policy is to encourage selection of directors who will contribute to the Company's overall performance and corporate goals.

        The Nominating and Governance committee periodically reviews the skills and characteristics necessary for board membership as discussed in the Nominating and Governance Committee section. In evaluating potential candidates, the Nominating and Governance committee considers these various factors in light of the specific needs of the board at the time. The Nominating and Governance committee will consider candidates recommended by shareholders applying the criteria described above, provided that the recommending shareholder submits, in writing, the candidate's name and qualifications for service as a board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of ownership of Company stock. Written communications should be sent to the Nominating and Governance Committee, c/o the secretary, SureWest Communications, P.O. Box 969, Roseville, California 95661.

Contacting the Board of Directors

        Shareholders may contact the Board of Directors electronically by sending an email to the following address: surewestboard@surewest.com. Alternatively, a shareholder can contact the board by writing to: Board of Directors, SureWest Communications, P.O. Box 969, Roseville, California 95661. Communications received electronically or in writing are distributed to the members of the board as appropriate, depending on the facts and circumstances outlined in the communication. For example, complaints regarding accounting, internal accounting controls and auditing matters are forwarded by the secretary to the Audit committee chair for review.

Related Party Transactions Policies and Procedures

        Any transaction between the Company or any of its affiliates and related persons within the meaning of Securities and Exchange Commission rules and guidelines (including all directors and executive officers of the Company, or members of their immediate family) must be approved in advance by the Nominating and Governance committee of the Board of Directors, in accordance with the Company's "Related Party Transaction Policies and Procedures". Under these policies and procedures, the Nominating and Governance committee (or its chair, under some circumstances) reviews the relevant facts of any related party transaction, and in determining whether or not to approve the transaction, takes into account various factors including the extent of the related party's interest in the transaction, and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. No transaction is approved if it is inconsistent with, or detrimental to the best interests of the Company and its shareholders.

        No director may participate in any discussion or approval of any transaction in which he or she or his or her immediate family member is a Related Party, except to provide to the committee all material information relevant to the transaction.

        If a transaction is ongoing in nature, the Nominating and Governance committee will establish guidelines for Company management to follow with respect to its ongoing dealings with the related party. Thereafter, the Nominating and Governance committee, at least annually, will review and assess the ongoing transaction with the related party to ensure compliance with all Company guidelines and that the transaction remains appropriate.

        A related party transaction under Securities and Exchange Commission rules and guidelines is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party has or will have a direct or indirect interest. A related party is (i) any person who is, or was since the beginning of the Company's last fiscal year, an executive officer, director or nominee for election as a director, (ii) a greater than 5% beneficial owner of Company common stock, (iii) an immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

        The Company has in 2009, and may have in the future, telecommunications customer transactions to provide voice, data, video, or similar services (or a combination of the services), in the ordinary course of business, with directors, executive officers, their immediate family members and their associates, on substantially the same terms as those prevailing at the same time for comparable transactions with unaffiliated customers.

        The Company did not have any Securities and Exchange Commission reportable related party transactions in 2009 other than change in control arrangements with certain of its executives, which are described and set forth in the sections below dealing with executive and director compensation.

Compensation Committee Interlocks and Insider Participation

        During 2009, the following individuals served as members of our Compensation committee: Guy R. Gibson, John R. Roberts III, and Timothy D. Taron. None of these individuals has served as an officer or employee of the Company or has relationships with the Company except as described under "Other Transactions" below. The Compensation committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners and Management

  Principal Shareholders

        The following table contains information about the beneficial ownership of our common stock for any person or group of persons, the Company knows of, as of December 31, 2009, that beneficially owned more than 5% of our common stock. The information below is based upon public filings made with the Securities and Exchange Commission. These filings contain information as of December 31, 2009, and may not reflect current holdings of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,173,132(1)	8.28%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	1,120,802(2)	7.91%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard Malvern, PA 19355	747,294(3)	5.27%

(1)
Based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP ("Dimensional") on February 10, 2010. The Schedule 13G provides that Dimensional has dispositive power with respect to the shares of common stock and sole voting power with respect to 1,150,290 of the shares. These securities are owned by investment companies, trusts and accounts (collectively "Funds") for which Dimensional serves as investment adviser or manager. Dimensional disclaims beneficial ownership of the common stock owned by the Funds, and to the knowledge of Dimensional, no one such Fund owns more than five percent (5%) of the total outstanding shares.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. ("BlackRock") on January 29, 2010. Subsidiaries of BlackRock include BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, and BlackRock Investment Management, LLC. BlackRock has sole disposition and voting power with respect to 1,120,802 of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person's interest is more than five percent (5%) of the total outstanding shares.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission by Vanguard Fiduciary Trust Company on February 8, 2010. Shares held in trust for the benefit of participants in the SureWest KSOP, for which Vanguard Fiduciary Trust Company is a trustee. All of the shares of common stock have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants, and shares investment power in accordance with the terms of the plan, and no one person's interest is more than five percent (5%) of the total outstanding shares.

  Directors and Executive Officers

        The following table contains information as of January 15, 2010 about the beneficial ownership of our common stock by each of our directors and director nominees, each of our current executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group (including the named individuals). This information includes shares held in the Company's employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units. Unless otherwise noted, the parties in the table had sole voting and investment power (or shared such powers with his or her spouse) with respect to the securities.

Beneficial Ownership Table

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent
Fred A. Arcuri	128,254	*
Dan T. Bessey	50,808	*
Bill M. DeMuth	112,752	*
Kirk C. Doyle(4)	192,944	1.3%
Guy R. Gibson(5)	54,304	*
Robert D. Kittredge	22,995	*
Steven C. Oldham	63,548	*
John R. Roberts III(6)	36,902	*
L. Scott Sommers	50,189	*
Timothy D. Taron(7)	35,128	*
Roger J. Valine	36,505	*
All Directors and Executive Officers as a group (18 persons including the named individuals above)	1,050,766	7.3%

*
Less than 1.0%

(1)
For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Arcuri—5,673 shares; Mr. Bessey—2,511 shares; Mr. DeMuth—17,055 shares; Mr. Doyle—2,718 shares and all directors and executive officers as a group—36,186 shares.

(2)
Includes shares which the individuals shown have the right to acquire as of January 15, 2010, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Arcuri—39,500 shares; Mr. Bessey—7,150 shares; Mr. DeMuth—33,500 shares; Mr. Roberts—11,250 shares; Mr. Taron—10,000 shares; and all directors and executive officers as a group—157,916 shares.

(3)
Includes beneficial ownership of the following number of shares of common stock underlying vested restricted stock units, as follows: Mr. Doyle—1,005 shares; Mr. Gibson—15,568 shares; Mr. Kittredge—15,995 shares; Mr. Oldham—49,198 shares; Mr. Roberts—15,568 shares; Mr. Taron—16,428 shares; Mr. Valine—17,860 shares; and all directors and executive officers as a group—131,622 shares.

(4)
Includes 20,496 shares held by Mr. Doyle as custodian for his children, 68,618 shares held in the Kirk C. Doyle Trust and 100,107 shares held in the Kirk C. Doyle and Loretta Doyle Trust.

(5)
Includes 28,373 shares for which Mr. Gibson shares voting and investment power with his mother.

(6)
Includes 2,287 shares held in Mr. Roberts' retirement plans.

(7)
Includes 3,000 shares held in the Taron Family Revocable Trust and 4,450 shares held by Mr. Taron's retirement plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of Securities and Exchange Commission filings and written representations that no other reports were required, we believe that all directors and executive officers complied during 2009 with the reporting requirement of Section 16(a) of the Securities Exchange Act of 1934.

 COMPENSATION MATTERS

Compensation Committee Report

        This Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

        The Compensation committee of the Board of Directors of SureWest Communications has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion with management, the committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, the Annual Report on Form 10-K.

Compensation Committee, John R. Roberts III, Chair Guy R. Gibson Timothy D. Taron

Compensation Discussion and Analysis

  Company Objectives

        The principal objectives of the SureWest Communications ("Company", "we" or "our") executive compensation program are (i) to attract and retain for shareholders the best talent available at reasonable cost, and (ii) to align compensation with performance measures that are directly related to our financial goals and the creation of shareholder value. The Company believes that the best way to implement both of these objectives is to provide an overall compensation package which provides executives with (i) a fair and competitive amount of base pay, (ii) additional "at risk" amounts for achieving short-term targets and goals, believed to be closely tied to increasing shareholder value, and (iii) long-term compensation aligning with shareholder interests.

  Elements of Rewards

        The Compensation committee ("the committee") provides three basic components of compensation which it believes supports the Company's main objectives: (i) base pay to provide a reliable source of regular and steady income, (ii) annual or short-term incentive compensation ("STI") to motivate superior short-term performance, and (iii) long-term incentive compensation ("LTI") to more closely align executives with the long term interests of shareholders. For 2009, and looking forward to 2010 and 2011, the committee believes that the STI provides a sufficient amount of incentive compensation tied to specific targets and objectives to properly motivate executives and that basing long-term compensation on shareholder alignment accomplishes the Company's long-term objective to motivate the executives to increase shareholder value over time. In order to remain competitive, the Company must be able to quickly respond to competitive forces, including competition for qualified executives. The committee, therefore, continually evaluates compensation design and strategy. The committee believes the amount available to be paid should generally approximate the 50th percentile of total compensation paid by companies in the Company's comparator group. In order to assure that the Company achieves good performance, the committee holds each officer accountable for results through individual performance evaluations conducted by the chief executive officer ("CEO") and reviewed by the committee.

   Comparative Benchmarking

        The Company uses a number of resources in order to review and provide a benchmark for executive compensation. The committee engaged Hewitt Associates LLC ("Hewitt") to determine an appropriate comparator group, provide base pay, short-term incentive and long-term equity incentive data for that comparator group and provide compensation recommendations for each of our executives for 2009. The Company did not engage Hewitt for any other type of consulting during the year. The comparison companies used are those which operate in our industry and report revenues, net income and/or market values that the Company and the compensation consultant consider to be within a reasonable range of the Company's own revenues, net income and market value. Following is a list of companies included in this year's analysis:

• • • • •	Alaska Communications Systems Group, Inc. Atlantic Tele-Network, Inc. Cbeyond Communications, Inc. Cogent Communications Group, Inc. Consolidated Communications Holdings, Inc.	• • • • •	D&E Communications Corporation General Communication Inc. Hickory Tech Corp Iowa Telecommunications Services, Inc. ITC DeltaCom, Inc.	• • • • •	Knology, Inc nTelos Holding Corp Otelco Inc. RCN Corporation Shenandoah Telecommunications Company

        Hewitt also gathered data from the following sources in its presentation, review, and analysis of compensation recommendations:

  •
  Top Management Compensation, 2007/2008, $250 million regression analysis, published by Watson Wyatt Data Services

  •
  U.S. Mercer Benchmark Database, 2007, $250 million regression analysis or the less than $500 million revenue cut, published by Mercer Human Resource Consulting

  •
  Executive Compensation Survey, 2008, $100 million to $300 million revenue technology companies, confidential source

        In addition, the Company reviewed and analyzed the following public salary surveys for the purpose of market checking executive positions to job matches:

  •
  Radford Executive Survey, 2008, $250 million to $500 million revenue cut and $250 million to $1 billion revenue telecommunications cut, published by Radford, an AON Consulting Company

  •
  Thobe Telecommunications Survey, 2007, less than $1 billion revenue cut, published by The Thobe Group

  •
  Mercer Telecom Survey, 2007, $200 million to $700 million revenue cut, published by Mercer Human Resource Consulting

        Disclosure of the participating companies in the surveys that Hewitt and the Company used is not possible because the survey companies do not release the names of the companies at the data subset level and disclosing a list of every participant in the surveys may mislead readers into thinking that each company is included in the data subset.

   The Appropriate Mix of Compensation

        The Company's overall compensation strategy is designed to put a significant amount of overall compensation at "short-term" and "long-term" risk. In consultation with the outside compensation consultants retained by the Compensation committee, the Company believes that, with the exception of the CEO, putting approximately one-half of total compensation at short-term and long-term risk strikes an appropriate balance. In 2009, base pay as a percentage of total targeted compensation for the named executive officers ("NEOs"), excluding the CEO, ranged from 45% to 48%. STI as a percentage of total targeted compensation for the NEOs, excluding the CEO, ranged from 20% to 21%. LTI as a percentage of total targeted compensation for the NEOs, excluding the CEO, ranged from 31% to 35%. For the CEO, the mix of compensation was 32% base pay, 22% STI, and 46% LTI.

  Base Pay

        Base pay is designed to provide reliable periodic income to ensure that the Company's executives are reasonably compensated at competitive market rates for their time and effort. Base salaries for our named executives depend on the scope of their responsibilities, their leadership skills and their performance. The Company generally targets base pay at approximately the 50th percentile of the relevant market for the level of responsibility of each officer. Base pay increases in 2009 for the five NEOs ranged from 1.4%, for those approximately at market, to 11% for the Chief Financial Officer who was substantially under market given the change in his scope of job responsibilities during the year.

        The committee took account of all the foregoing factors in adjusting base pay for the NEOs. Based on all the above, the CEO recommended for all NEOs, except himself, and the committee approved the following salary increases for calendar year 2009:

Named Executive Officer	Base Salary Increase for 2009

Steven C. Oldham	2.7%

Dan T. Bessey	11.1%

Fred A. Arcuri	3.5%

L. Scott Sommers	4.6%

Bill M. DeMuth	1.4%

  Annual or Short-Term Incentive Compensation

        The second component of compensation, which the Company believes is also necessary to achieve its principal objectives, is annual, or STI, compensation. Annual incentive compensation is 100% "at risk" and is intended to motivate our executives to achieve short-term targets which are established at the beginning of each fiscal year, and which the committee believes, if achieved, will have the most impact on shareholder value.

        This component of compensation is necessary because by rewarding short-term results, the Company believes it is able to focus and direct executive effort and energy on obtaining immediately needed results. As the committee does with base pay compensation, data from the benchmarking process is used to target the annual incentive at approximately the 50th percentile of market.

        Because of the need to grow revenue, and increase shareholder return and value, the Compensation committee established targets designed to motivate the executive staff to grow its broadband segment, manage revenue losses in its traditional telephone segment and enhance operating cash flows. Specifically, the committee established the following measurable targets for 2009:

  (1)
  Growing residential broadband revenue in its California and Kansas markets

  (2)
  Growing business broadband revenue in its California and Kansas markets

  (3)
  Minimizing the expected erosion of telephone revenues as customers switch from land line to wireless and voice over Internet protocol

  (4)
  Growing a defined net income from continuing operations excluding amounts for income taxes; depreciation and amortization; non-cash pension and certain post retirement benefits; and all other non-operating income and expenses ("Defined EBITDA")

        The following table shows the STI measurements, weights, and targets set at the beginning of the year. It also shows the achievement level reached at year end:

STI Measurement (000's)	Weight	Payout 50% at Min ($)	Payout 100% at Target ($)	Payout 200% at Max ($)	2009 Actual ($)	Achieved	Payout

Broadband residential revenue	25%	116,200	129,100	142,000	118,480	92%	59%

Broadband business revenue(1)	25%	39,500	43,900	48,300	42,742	97%	87%

Telecom revenue	10%	78,800	82,900	87,000	80,478	97%	71%

Defined EBITDA	40%	72,900	77,500	82,200	75,888	98%	81%

(1)
As defined for STI measurement, which includes broadband business, access and other revenues.

        The committee believed that these targets would motivate the executive staff to maintain and grow the business. Specifically, the broadband residential goal was developed in order to keep growing this important segment of the business. The target was set at 30% growth over the previous year and in order to receive the minimum payout for this goal, revenue needed to increase by 17% over the previous year.

        Broadband business revenue was chosen as a goal because it is critical that the Company diversify its revenue streams. The target was set at 21% growth over the previous year. In order to receive the minimum payout for this goal, revenue needed to increase by 9% over the previous year.

        Although the traditional telephone segment of our business has experienced a decline in revenue due to access line attrition, it continues to contribute considerably to overall revenue. The telecom revenue goal was developed to ensure that the Company wisely manages access line loss, even though our growth drivers are primarily broadband and business revenues. The revenue target was set at a 13% decrease from the previous year. In order to receive the minimum payout for this goal, revenue needed to be held to no more than a 17% decrease from the previous year.

        Defined EBITDA helps us evaluate our performance by removing items from our operating results which do not relate to our core operations. It is also a measurement over which the Company has the most influence by developing innovative products, streamlining processes and managing expenses. Therefore, this goal was given the highest weight as shown in the chart above. For STI purposes, the committee set targets using Defined EBITDA. The presentation of Defined EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered in isolation or as a substitute for consolidated net income as a measure of performance and may not be comparable to similarly titled measures used by other companies. The Defined EBITDA target was set at 13% growth over the previous year. In order to receive the minimum payout for this goal, Defined EBITDA needed to increase by 7% over the previous year. The following table is a reconciliation of our net income from continuing operations to Defined EBITDA:

2009
Income from continuing operations	$667
Add (subtract):
Income tax expense	2,006
Other (income) expense, net	10,900
Depreciation and amortization	59,724
Non-cash pension and post-retirement expense	2,591

Defined EBITDA	$75,888

        Levels of achievement for the executive staff, as outlined in the STI Measurement table above, resulted in a total percentage earned for 2009 of 76%, outlined in the following table:

Named Executive Officer	2009 Incentive Target As % of Base Salary	2009 Incentive Target ($)	2009 Incentive Paid ($)	% of Target Paid

Steven C. Oldham	70%	315,000	239,400	76%

Dan T. Bessey	45%	90,000	68,400	76%

Fred A. Arcuri	45%	135,000	102,600	76%

L. Scott Sommers	45%	104,000	79,000	76%

Bill M. DeMuth	45%	99,000	75,200	76%

        The committee retains the right to add to, alter or adjust short-term incentive targets based on changed circumstances during the year and to also adjust awards based on any unusual factors or circumstances affecting the executive group as a whole, or individually. The committee made no adjustments or alterations during 2009. Individual payout thresholds, targets and maximums for the NEOs are reported in the Grants of Plan-Based Awards table.

        The Compensation committee was pleased with overall executive performance with respect to achieving the short-term goals and objectives. 2009 was one of the most challenging economic periods in a number of years, yet the Company achieved year-over-year growth in its broadband segments as well as Defined EBITDA. The committee therefore approved, without modification, the STI awards and payments as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and Grants of Plan-Based Awards Table.

  Long-Term Incentive Compensation

        The third component of compensation which the Company believes is necessary to achieve its two main objectives is long-term incentive compensation. The Company uses LTI compensation in order to more closely align executives with the interests of shareholders. As the value of the Company's stock increases or decreases so does the value of the executive's vested and unvested equity awards. By including multi-year, time-based vesting, executives are motivated to meet the Company's longer term objectives and not focus solely on short-term goals. Multi-year vesting is also useful in retaining talented executives.

        The committee has authority to grant restricted stock awards to executives below the CEO level and restricted stock unit awards to the CEO. Vesting of all awards is typically over an approximate four year period, which enhances greater executive retention. While the restricted stock units for the CEO vest over an approximate four year period, they will not convert to shares of stock until he leaves the Company. Therefore, the overall value of the units the CEO holds is directly dependent upon the Company's stock price. The committee believes this aligns the CEO directly with the interests of shareholders and motivates the CEO to lead the Company strategically for maximum long-term benefits and not base decisions solely on meeting short-term goals and objectives.

        The Company employs the same type of peer analyses described above to ensure that it does not exceed paying at or near the 50th percentile of its peer group for this component of compensation. The benchmarking and comparative analyses described above shows that "at risk" pay (both short- and long-term) comprise a significant percentage of the total compensation opportunity, with long-term pay comprising an even greater percentage of the total at risk component. In 2009, the Company granted the long-term awards in accordance with the terms of the 2000 Equity Incentive Plan ("the Stock Plan") previously approved by shareholders.

Compensation Depends on Continuous Good Performance, High Ethical Standards and Fair and Honest Financial Reporting

        The Company conducts internal annual reviews of our compensation strategies, and the Compensation committee retains outside experts to ensure that the Company remains competitive without overcompensating our executives. Our CEO, in conjunction with the committee, conducts annual performance reviews of all our executives, including all our NEOs, to ensure that they are performing at the high level expected of them, and that they maintain high standards of personal and professional conduct. The committee conducts a similar review of the CEO.

        The compensation actually paid to our executives for any performance year depends on and requires actual performance consistent with the efforts demanded of their positions, and maintenance of high levels of ethical conduct. As discussed previously, the Company maintains a Code of Ethics and Business Conduct that is applicable to all directors, officers, and employees. The Code of Ethics and Business Conduct subjects executives to immediate termination without severance benefit for any violation. Any restatement of earnings in any financial report filed by the Company caused by any intentional or negligent act or omission of the CEO or chief financial officer results in immediate forfeiture and repayment of any incentive compensation earned or awarded in connection with any financial results reported in such restatement.

Perquisites and Other Personal Benefits

        The Company provides very limited executive benefits beyond those provided to all employees and has no current plans to add any new perquisites to the executive program. In 2009, all NEOs received an automobile allowance and participated in a bi-annual physical examination. NEOs may also participate in our all-employee gym program, dependent care program, and 401(k) plan with a corresponding Company match. In 2009, the Company paid corporate club membership dues in the amount of $6,895 for use primarily by Mr. Arcuri for business development. Any personal use of this membership is monitored and reviewed by the Audit committee. The Company also provides a corporate apartment to Mr. Sommers for which he is taxed on the full value of the benefit. The committee believes that each of these is an appropriate benefit.

Employment, Severance and Change in Control Agreements

        All senior officers of the Company have a change in control agreement. In entering into these change in control agreements, which are described in greater detail in the "Change in Control" discussion below, the Board of Directors was advised by an outside executive compensation consulting firm to ensure that the benefits provided were competitive and were "at market". These agreements essentially provide the NEOs with certain benefits following a termination of employment in connection with a change in control of the Company, either as a result of an involuntary separation for reasons other than cause, death or disability, or as a result of a constructive termination resulting from a good faith determination of such executive following a change of control, that his or her duties and or compensation were materially reduced or diminished. These agreements are intended to motivate executive officers to remain with the Company, and to focus on maximizing shareholder value despite the uncertainty and dislocation caused by change in control events.

Tax Deductibility of Compensation

        The committee is aware of the potential tax and accounting ramifications resulting from potential annual and long-term performance based incentive awards. Internal Revenue Code Section 162(m) places a limit of $1,000,000.00 on the amount of non-performance based compensation that the Company may deduct in any year with respect to any one of the NEOs. These limits have not been exceeded for any of the NEOs for any of the years reported in the summary compensation table. All compensation paid to our executive officers in 2009 was fully deductible to the Company. It is the committee's intent to maximize deductibility of executive compensation while retaining discretion to compensate executives commensurate with performance and as needed to attract and retain executive talent in an increasingly competitive environment.

Compensation Paid to Executive Officers

        The following table contains compensation information for the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers for services in all capacities to the Company and our subsidiaries for the year ended December 31, 2009. These individuals are referred to throughout this Proxy Statement as the "named executive officers".

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards (LTI) ($)(3)	Non-equity Incentive Plan Compensation (STI) ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Steven C. Oldham	2009	450,000	—	649,996	239,400	2,901	18,843	1,361,140
President and Chief Executive	2008	454,346	—	549,994	241,200	710	35,674	1,281,924
Officer	2007	422,115	55,500	399,998	79,500	7,952	43,918	1,008,983

Dan T. Bessey	2009	200,000	—	149,991	68,400	16,260	22,385	457,036
Vice President and Chief	2008	181,346	—	74,990	68,800	398	25,880	351,414
Financial Officer	2007	148,269	43,500	79,052	26,500	15,169	18,101	330,591

Fred A. Arcuri	2009	300,000	—	224,992	102,600	16,052	19,555	663,199
Senior Vice President and Chief	2008	300,577	—	199,994	120,100	—	28,428	649,099
Operating Officer	2007	273,461	40,700	199,995	58,300	148,848	31,609	752,913

L. Scott Sommers(7)	2009	230,000	—	149,991	79,000	1,560	29,006	489,557
Senior Vice President, Finance and Corporate Development

Bill M. DeMuth	2009	220,000	—	174,995	75,200	9,515	14,703	494,413
Senior Vice President and Chief	2008	225,077	—	174,994	89,900	—	29,216	519,187
Technology Officer	2007	209,808	27,750	175,008	39,750	49,381	29,767	531,464

(1)
2008 salary information reflects actual base pay paid over 27 pay dates. All other years reflect 26 pay dates.

(2)
For 2008, the Company originally reported the entire payment of non-equity incentive plan compensation as a bonus. For 2007, the amount attributable to non-equity incentive plan compensation was also reported incorrectly as a bonus.

(3)
Represents the aggregate grant date fair value of stock and option awards computed in accordance with Financial Accounting Standards Board Statement of Accounting Standards Codification Topic 718—Stock Compensation (FASB ASC Topic 718). The awards in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards made in 2007 and 2008. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

(4)
The amounts shown in this column reflect cash payments made under our annual incentive plan for performance in the respective years. For additional information on the most recent bonus payments, see "Incentive and Equity Awards" below.

(5)
Amounts shown are solely an estimate of the increases in actuarial present value of the NEOs age 65 accrued benefits under the Company's Pension Plan for 2009, 2008, and 2007. Assumptions are further described under the Pension Benefits table below. This table does not reflect the negative pension benefit change amounts in 2008 of $54,378 and $53,959 for Messrs. Arcuri and DeMuth, respectively, due to their full retirement eligibility status.

(6)
See All Other compensation table below for amounts, which include perquisites and Company match on employee contributions to the SureWest KSOP, the Company's 401(k) plan:

	Automobile Allowance ($)(a)	Housing Expense ($)(b)	KSOP Match ($)(c)	FSA Dependent Care ($)(d)	Total Other Other ($)

Steven C. Oldham	5,528	—	13,315	—	18,843

Dan T. Bessey	6,049	—	12,436	3,900	22,385

Fred A. Arcuri	5,968	—	13,587	—	19,555

L. Scott Sommers	4,657	11,965	12,384	—	29,006

Bill M. DeMuth	4,740	—	9,963	—	14,703

(a)
Reflects the portion of the $7,200 annual allowance that is attributed to personal use of the automobile. The difference between $7,200 and the reported amount is the attributed amount for business use of the automobile.

(b)
Amounts paid for local housing.

(c)
Amounts contributed as employer matching funds to the Company's defined contribution retirement plan.

(d)
Amounts contributed to the Company's dependent care program during 2009.
(7)
This is the first year Mr. Sommers became a NEO.

Incentive and Equity Awards

  Grants of Plan-Based Awards

        The table and discussion below summarizes (i) the range of potential awards for STI granted in 2009 (paid in March 2010) and (ii) grants of restricted stock awards and restricted stock units made on January 5, 2009:

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Base Price of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award and Grant Date	Threshold ($)	Target ($)	Maximum ($)

Steven C. Oldham	STI Award	157,500	315,000	630,000	—	—	—
	Restricted Units 1/5/2009	—	—	—	56,228	11.56	649,996

Dan T. Bessey	STI Award	45,000	90,000	180,000	—	—	—
	Restricted Stock 1/5/2009	—	—	—	12,975	11.56	149,991

Fred A. Arcuri	STI Award	67,500	135,000	270,000	—	—	—
	Restricted Stock 1/5/2009	—	—	—	19,463	11.56	224,992

L. Scott Sommers	STI Award	52,000	104,000	208,000	—	—	—
	Restricted Stock 1/5/2009	—	—	—	12,975	11.56	149,991

Bill M. DeMuth	STI Award	49,500	99,000	198,000	—	—	—
	Restricted Stock 1/5/2009	—	—	—	15,138	11.56	174,995

(1)
These columns provide information on the potential bonus payouts approved with respect to 2009 performance. For information on the actual amounts paid based on 2009 performance criteria, see the column of the Summary Compensation Table labeled "Non-Equity Incentive Plan Compensation".

(2)
The amounts shown reflect restricted stock grants made to each of the NEOs, other than the CEO, and restricted stock units granted to the CEO, in each case, on January 5, 2009 under the Company's Equity Incentive Plan, and constitute the long-term compensation component of compensation described in Compensation Discussion and Analysis. The vested portions of the restricted stock units granted to the CEO are convertible into Company common stock upon the cessation of Mr. Oldham's service as an employee. The shares and units vest at a rate of 12.5% each June 1 and December 1 following the date of grant, provided that the NEO remains an employee of the Company. The grants are subject to accelerated vesting upon the death or disability of the recipient, or a change in control of the Company.

(3)
The grant date fair value of restricted stock awards and restricted stock units was determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

  Equity Stock Plans

        Our Board of Directors may grant share-based awards from our shareholder approved equity incentive plan, the 2000 Equity Incentive Plan (the "Stock Plan"), to certain of our employees, outside directors and consultants. The Stock Plan permits issuance of awards in the form of restricted common stock ("RSAs"), restricted common stock units ("RSUs"), performance shares, stock options and stock appreciation rights. The Stock Plan is administered by the committee. Each type of grant available under the Stock Plan is made pursuant to a written award agreement that specifies the terms and conditions of each grant. The Company has never issued any stock appreciation rights or performance shares.

        The Stock Plan, as originally approved by the Company's shareholders, contemplated the issuance of up to 800,000 shares of the Company's common stock. Thereafter, the Company's shareholders approved an increase to 950,000 shares and the incorporation of an evergreen provision pursuant to which the number of shares of the Company stock, which shall be made available under the Stock Plan, shall be 950,000 shares plus an annual increase to be added on the first business day of each calendar year and thereafter beginning with January 2, 2003, equal to one percent of the outstanding shares as of December 31 of the immediately preceding calendar year. As of December 31, 2009, approximately 1,963,881 and 880,233 shares of common stock were authorized for issuance under the Stock Plan (including those outstanding as of December 31, 2009) and available for future grant, respectively.

  RSAs and RSUs

        RSAs and RSUs are measured at fair value based upon the market price of the underlying common stock as of the date of the grant. The vesting periods for RSAs and RSUs generally range from immediate vest to a five-year vesting period. RSUs most frequently are not convertible to shares of common stock until termination of employment or service. As of December 31, 2009, 349,916 non-vested shares of RSUs and RSAs were outstanding.

  Stock Options

        No options have been granted by the Company since 2003 and under the terms of the Stock Plan no further incentive stock options can be granted without shareholder approval. The Company issues new shares of common stock upon exercise of stock options. The exercise price per share of the Company's common stock to be purchased under any incentive stock option shall not be less than 100% of the fair market value of a share of the Company's common stock on the date of the grant, and the exercise price under a non-qualified stock option shall not be less than 85% of the fair market value of the Company's common stock at the date of the grant. The term of any stock option shall not exceed ten years. There were no stock options granted or exercised during the year ended December 31, 2009. As of December 31, 2009, 318,389 options (all under water) were outstanding.

   Outstanding Equity Awards at Fiscal Year-End

        The following table presents the outstanding equity awards held by each of the NEOs as of the year ended December 31, 2009, including the value of the stock awards:

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Non-Vested Shares or Units of Stock (#)(2)	Market Value of Non-Vested Shares or Units of Stock ($)(3)

Steven C. Oldham	—	—	—	91,477	911,111

Dan T. Bessey	—	—	—	16,330	162,647
	1,000	32.00	5/31/2013
	4,000	39.25	2/28/2011
	1,000	40.00	12/5/2010
	1,000	39.25	6/28/2010

Fred A. Arcuri	—	—	—	33,444	333,102
	10,000	37.63	12/11/2012
	10,000	50.50	12/13/2011
	4,500	40.00	12/5/2010
	15,000	39.25	6/28/2010

L. Scott Sommers	—	—	—	20,760	206,770

Bill M. DeMuth	—	—	—	27,999	278,870
	8,000	37.63	12/11/2012
	6,000	50.50	12/13/2011
	4,500	40.00	12/5/2010
	6,000	39.75	9/27/2010
	9,000	39.25	6/28/2010

(1)
The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date

5/31/2013	5/31/2006

12/11/2012	12/11/2005

2/28/2011	2/28/2005

12/13/2011	12/13/2004

12/5/2010	6/28/2004

9/27/2010	9/27/2004

6/28/2010	6/28/2004

(2)
The vesting dates of the restricted shares and restricted stock units for each of the NEOs are described in the table below. Unless there is a reference to units, the grants consist of restricted stock awards:

Steven C. Oldham
400	(a)	100% on June 14 of 2010
3,310	(b)	100% of the units on December 7 of 2010
12,171	(b)	50% of the units on each December 11 of 2010 and 2011
33,426	(b)	5,571 units on each June 1 and December 1 of 2010 through 2012
42,170	(b)	7,029 units on each June 1 and December 1 of 2010 through 2012

91,477

(a)
Represents the unvested restricted stock granted to Mr. Oldham as a member of the Board of Directors in 2004, prior to his service as an officer.

(b)
Vested units are convertible into shares of Company common stock upon Mr. Oldham's cessation of service as an employee of the Company.

Dan T. Bessey
2,042	50% on each December 7 of 2010 and 2011
4,557	760 on each June 1 and December 1 of 2010 through 2012
9,731	1,622 on each June 1 and December 1 of 2010 through 2012

16,330

Fred A. Arcuri
1,246	100% on December 7 of 2010
5,446	50% on each December 7 of 2010 and 2011
12,155	2,026 on each June 1 and December 1 of 2010 through 2012
14,597	2,433 on each June 1 and December 1 of 2010 through 2012

33,444

L. Scott Sommers
625	100% on July 26 of 2010
997	100% on December 7 of 2010
2,723	50% on each December 7 of 2010 and 2011
6,684	1,114 on each June 1 and December 1 of 2010 through 2012
9,731	1,622 on each June 1 and December 1 of 2010 through 2012

20,760

Bill M. DeMuth
1,246	100% on December 7 of 2010
4,766	50% on each December 7 of 2010 and 2011
10,635	1,773 on each June 1 and December 1 of 2010 through 2012
11,352	1,892 on each June 1 and December 1 of 2010 through 2012

27,999
(3)
Reflects the value calculated based on the closing price of the Company's Common Stock on December 31, 2009 of $9.96 per share.

   Stock Awards and Units Vested

        The following table sets forth certain information regarding stock awards and units that vested during 2009 (including additional units vested during the period attributable to previous dividend payments) for the NEOs (no options were exercised in 2009):

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Steven C. Oldham	34,997	304,740

Dan T. Bessey	6,296	55,887

Fred A. Arcuri	14,182	124,470

L. Scott Sommers	8,458	76,897

Bill M. DeMuth	12,256	107,604

(1)
Amounts reflect the market value of the Company's common stock on the date the restricted stock or units vested. The vested units or shares relate to grants made between 2006 and 2009.

Pension Benefits

        The following table discloses the number of years of credited service and the present value of the accumulated benefits. No payments were made to any of the NEOs under our Pension Plan during the year ended December 31, 2009:

Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)(1)(2)

Steven C. Oldham	Pension Plan	1.3	31,947

Dan T. Bessey	Pension Plan	11.7	148,441

Fred A. Arcuri(3)	Pension Plan	29.4	1,448,880

L. Scott Sommers	Pension Plan	0.9	14,607

Bill M. DeMuth(3)	Pension Plan	30.9	1,395,030

(1)
The actuarial present value of the accumulated benefit was determined in accordance with the assumptions outlined in the notes to the Company's consolidated financial statements included in our Annual Report filed on Form 10-K, filed with the Securities and Exchange Commission, including:

—
Discount rate used to value pension liability equaling 6.00%; and

—
Mortality Table equals RP2000 annuitant and non-annuitant for males and females with seven and fifteen year projections from January 1, 2010 using projection scale AA. Benefit commencement at age first eligible for unreduced benefits defined by the Pension Plan to be the earlier of normal retirement age (age 65) or the age when the sum of the participant's age and years of credited service equals 85.

(2)
As described below, all benefits under the Pension Plan were frozen as of April 1, 2007, so that a participant's (including the NEOs') years of credited service and final average compensation used to determine benefits is frozen for purposes of calculating the accumulated benefit amount.

(3)
Messrs. Arcuri and DeMuth were eligible for full retirement benefits under the Pension Plan's early retirement provision at December 31, 2009.

  Pension Plan and SERP

        The Company has a "frozen" qualified defined benefit pension plan in which certain employees have been eligible to participate substantially concurrently with the beginning of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP") (collectively the "Plans"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the Plans and years of service with the Company. The only remaining participants in the SERP are now retired from the Company, and none of the NEOs participate in the SERP.

        Benefits under the Plans are a function of a participant's years of service with the Company and the employee's average annual compensation (salary and STI) during the period of the highest five consecutive years in the last ten years of credited service. The monthly retirement benefit payable under the Plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or upon the completion of 5 years of service, whichever occurs first, and are not subject to any deduction for Social Security or other offset amounts. The benefits are not payable as a lump sum if the present value of the accrued benefit exceeds $50,000; they are generally paid as a monthly annuity for the life of the retiree (or his or her survivor). Benefit calculations are specifically based upon "points," with an employee's points equaling the sum of his or her age plus years of service. Employees who retire at age 65 or with 85 or more points receive an unreduced benefit. Employees who reach age 55 and who have 5 years of service may elect early retirement with benefits reduced by 3% per point under 85 points, or 3% per year of age under age 65, whichever is less, with a maximum reduction of 30%.

        In February 2007, the Company announced a freeze of all benefits under the Pension Plan as of April 1, 2007, so that a participant's years of credited service and final average compensation used to determine the benefit under the Pension Plan were frozen for purposes of calculating the benefit amount. Participants will continue to receive credit for their age and years of service for vesting purposes and determining benefit payment amounts under full retirement or early retirement options. The freezing of benefits under the Pension Plan will not deprive any participant or beneficiary of any vested accrued benefits under the Plans. The NEOs, other than Mr. Oldham and Mr. Sommers, are fully vested under the Pension Plan.

SureWest KSOP

        The Company maintains a defined contribution retirement plan available to all employees, the SureWest KSOP (the "KSOP"). The KSOP consists of both an Employee Stock Ownership Plan (the "ESOP") and a cash or deferred feature under section 401(k) of the Internal Revenue Code. Employees may elect to contribute a portion of their wages to the KSOP, and the Company makes matching contributions of up to 6% of the participant's wages. Participants can choose among multiple investment alternatives, including the Company's common stock. The All Other Compensation Table included in footnote (6) to the Summary Compensation Table above provides information regarding matching Company contributions in 2009 for the benefit of the NEOs.

Potential Payment on Termination or Change in Control

        The sections below describe the payments that may be made to the NEOs upon employment termination, including without limitation resignation, severance, retirement or a constructive termination, or a change in control of the Company or the responsibilities of the NEO.

   Separation

        The Company generally provides separation pay and benefits to employees in good standing whose employment is terminated by the Company. The Company does not offer a formal separation benefit to the NEOs; however, the committee of the board may authorize additional payments or consideration when a NEO is separated.

  Individual Employment Agreements

        There are no employment agreements with any of the NEOs. Mr. Oldham had an employment agreement which terminated in 2007. At the time that agreement was terminated, Mr. Oldham had 3,107 RSUs that were already vested and will be converted to shares on termination of his employment.

  Change in Control Agreements

        The Company and certain employees, including all the NEOs, have entered into change in control agreements which expire in 2010 and 2011, respectively. In entering into these agreements, the Board of Directors and the committee were advised by a national executive compensation consulting firm to ensure that the terms, conditions, and benefits provided in these agreements were customary and within market for agreements of this type. The Board of Directors and the committee believe that it is in the best interest of shareholders for the Company to enter into such agreements in order to ensure that executives are not distracted from focusing on and promoting shareholder interests as a result of the inevitable personal and financial concerns resulting from the potential loss of employment and dislocation in change in control situations.

        Benefits are paid only on the occurrence of a "qualifying termination" following a "change in control" of the Company, and upon execution of a full release of any and all potential liability of the Company arising out of the executives' employment relationship with the Company, and/or the termination of that relationship. A "change in control" of the Company generally means the acquisition of a majority of the Company's stock by a third party, a merger or consolidation in which SureWest Communications is not the surviving entity, replacement of a majority of the Board of Directors or their recommended successors in a hostile proxy contest, or liquidation or sale of all or substantially all of the Company's assets. A "qualifying termination" generally means (i) an involuntary termination without cause within one year after a change in control, and not as a result of death or disability, or (ii) a "constructive termination" within one year of a change in control resulting from an executive's good faith determination that he had "good reason" to resign as a result of (a) a material diminution of his or her duties and responsibilities, (b) a reduction in compensation not experienced by the executive group as a whole resulting from some financial or other circumstance affecting the Company as a whole, or (c) a significant geographical relocation, in each instance only after the Company's failure or refusal to rectify or "cure" the situation after a proper demand by the executive.

        If there is a "qualifying termination" following a change in control, the executives would be entitled to two years base pay (three years for Mr. Oldham), and two times target annual short-term incentive (three times for Mr. Oldham) and an acceleration or vesting of all outstanding unvested equity awards. In addition, the executives would be entitled to two years continuation of health, medical and life insurance benefits (three years for Mr. Oldham) or, earlier, if they become qualified for similar benefits with a new employer.

        In addition to providing a full release of any and all claims, benefits payable under a change in control agreement are conditioned on non-disparagement, non-solicitation of employees for one year, and non-disclosure of confidential and proprietary information.

        If any of the forgoing compensation or rights would be subject to excise tax as an "excess parachute payment" under federal income tax rules, the amounts payable would be cut back to such amount as would avoid payment of any such tax, except in the case of Mr. Oldham. If the amounts necessary to cut back such benefits would exceed 10% of the amount otherwise payable, the Company has agreed to pay Mr. Oldham an additional amount to compensate for the incremental tax costs associated with such payments.

        The following table provides the value of benefits the NEOs would have received if a "qualifying termination" of their employment under these agreements had occurred on December 31, 2009. The value of restricted stock or restricted unit acceleration in the table is equal to the market price of shares of the Company's common stock on December 31, 2009, the last trading of the hypothetical qualifying termination.

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Health and Medical Benefits ($)	Excise Tax Gross-Up ($)	Total Benefits ($)

Steven C. Oldham	2,295,000	911,111	46,540	1,710,888	4,963,539

Dan T. Bessey	620,000	162,647	32,862	—	815,509

Fred A. Arcuri	870,000	333,102	22,874	—	1,225,976

L. Scott Sommers	668,000	206,770	39,510	—	914,280

Bill M. DeMuth	638,000	278,870	22,334	—	939,204

  Death or Disability

        The equity grant agreements with each of the NEOs provides for accelerated vesting of the underlying equity awards upon their death or disability. The table below shows the value of the accelerated vesting as if the NEOs died or were disabled as of December 31, 2009, using the closing share price as of that date. None of the NEOs are entitled to any additional benefits from the Company upon death or disability.

Name	Accelerated Vesting of Equity Awards ($)

Steven C. Oldham	911,111

Dan T. Bessey	162,647

Fred A. Arcuri	333,102

L. Scott Sommers	206,770

Bill M. DeMuth	278,870

Risk Considerations

        The Company does not believe that our overall compensation policies and practices for employees creates any unnecessary or excessive risk or otherwise has any material adverse effect on the Company. In addition, in establishing the executive compensation program the Compensation committee evaluated whether the overall executive compensation program, or any elements or components of that program, encourages unnecessary or excessive risk taking. The committee determined that they do not. Base pay is fixed in amount at or around the 50th percentile of our peer group and does not encourage or reward unnecessary or excessive risk taking. Annual incentive, or STI, compensation is 40% weighted towards increases in Defined EBITDA, with 60% of the award tied to increases in broadband and telecom revenue. The short-term program is therefore focused on increased earnings tied to actual revenue growth in our core businesses, promotes long-term shareholder value in growing the business and therefore does not encourage or promote short-term unnecessary or excessive risk taking. The long-term program defers benefits over an approximate 4 year vesting period and incents the executives to create long-term shareholder value, which we believe is important in aligning executives' interest with those of the Company's shareholders, and therefore does not encourage unnecessary or excessive risk taking.

Director Compensation

        The following table sets forth the compensation received by each of the Company's non-employee directors in their capacity as directors. Mr. Oldham, the president and CEO of the Company, is a member of the Board of Directors and receives no additional compensation for serving on the board. His compensation is described in the Summary Compensation Table above. Mr. Doyle receives a $10,000 per month retainer as compensation for serving as the chairman of the board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Kirk C. Doyle	120,000	—	—	120,000

Guy R. Gibson	36,875	37,489	—	74,364

Robert D. Kittredge	46,375	37,489	—	83,864

John R. Roberts III	48,625	37,489	—	86,114

Timothy D. Taron	41,875	37,489	—	79,364

Roger J. Valine	36,875	37,489	—	74,364

(1)
Represents the grant date fair value of stock awards in accordance with ASC Topic 718. The grant date fair value of the 3,243 restricted stock units granted to each non-employee director was based on the closing price of the stock on the grant date, January 5, 2009, which was $11.56 per share. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. None of the non-employee directors held any unvested restricted stock awards or unvested restricted stock units as of December 31, 2009.

(2)
Messrs. Roberts and Taron have 11,250 and 10,000 shares, respectively, that are subject to outstanding and unexercised options as of December 31, 2009.

  Summary of Fees and Grants

        All directors, other than Messrs. Doyle and Oldham, received a monthly retainer in the amount of $1,250 per month and $1,250 for each board meeting attended in 2009 ($625 if participation was telephonic). Directors also received $625 for each committee meeting attended in 2009 ($1,250 if the meeting was on a day different than a board meeting, but $625 if participation was telephonic). Committee chairs received an additional retainer for their services. In 2009, the annual retainers for the Audit, Compensation, and Nominating and Governance committee chairs were $12,000, $8,000, and $5,000, respectively.

        Additionally, non-employee directors are entitled to equity compensation pursuant to the Stock Plan. The Stock Plan allows grants to non-employee directors in the form of options, RSAs, and RSUs.

        In 2009, independent directors received RSUs valued at $37,489 that vested immediately, with each unit convertible into one share of common stock of the Company upon the recipient's cessation of service as a director of the Company. In 2010, independent directors received RSUs under similar terms and Mr. Doyle received RSUs valued at $10,000 based on the closing price of stock on January 5, 2010.

AUDIT MATTERS

Report of the Audit Committee of the Board of Directors

        The Audit committee of the Board of Directors of the Company is responsible for oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. All of the members of the Audit committee are independent (as defined in the listing standards of the National Association of Securities Dealers and applicable federal regulations). The Audit committee is governed by a written charter approved by the Board of Directors which is posted on the Company's investor relations website at www.surw.com.

        The Company's management has primary responsibility for preparing the financial statements and establishing our financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing a report on the effectiveness of the Company's internal control over financial reporting. The Audit committee's responsibilities include oversight of these processes. As part of its responsibilities, the Audit committee meets with the Company's chief financial officer, controller, and internal auditor, and the independent registered public accounting firm with and without management present, to discuss the adequacy and effectiveness of the Company's internal control and the quality of the financial reporting process.

        The Audit committee hereby reports as follows:

          1.     The Audit committee has reviewed and discussed the audited financial statements with the Company's management and considered management's view that the financial statements present fairly, in all material respects, the financial condition and results of operations of the Company.

          2.     The Audit committee has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communications with Those Charged with Governance, as may be modified or supplemented.

          3.     The Audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant's communications with the Audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

          4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit committee recommended to the Board of Directors of the Company, and the board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

          5.     The Audit committee has established a policy of requiring its review and approval of all audit services and permitted non-audit services to be performed by the Company's independent registered public accounting firm. The policy permits the Audit committee to delegate pre-approval authority to one or more Audit committee members.

                      Audit Committee,
                      Robert D. Kittredge,                       Chair
                      John R. Roberts III
                      Roger J. Valine

Independent Registered Public Accounting Firm

        Ernst & Young LLP has been engaged by the Company since 1960 and was selected by the Company to be its independent registered public accounting firm for 2009. This selection was ratified by shareholders in the 2009 proxy. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and available to respond to questions and will have the opportunity to make a statement if such representative desires to do so.

        The following sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

  Audit fees

        Fees for audit services totaled approximately $2,082,000 in 2009 and approximately $2,218,000 in 2008, including fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company's quarterly reports on Form 10-Q, accounting research and consultations on matters addressed during the annual audit and interim reviews, and Securities and Exchange Commission and other regulatory filings.

  Audit-related fees

        There were no fees for audit-related services by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008.

  Tax fees

        Fees for tax services, including tax compliance and advice, totaled approximately $73,000 in 2009 and $145,000 in 2008.

  All other fees

        Ernst & Young LLP did not bill the Company for other services for the fiscal years ended December 31, 2009 and 2008.

  Engagement of the Independent Registered Public Accounting Firm

        The Audit committee is responsible for approving every engagement of the Company's independent registered public accounting firm to perform audit or non-audit services on behalf of the Company or its subsidiaries before the auditors are engaged to perform such services and all fees for such services described above were approved pursuant to such policy. The Audit committee may delegate authority to its chair or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions made under delegation of authority are presented to the Audit committee at its next scheduled meeting. None of the engagements of the Company's independent registered public accounting firm has made use of the de minimus exception to the requirement of pre-approval required by the Securities and Exchange Commission regulations.

 VOTING MATTERS

Voting

        The Company has only one class of voting security, its common stock, which is entitled to one vote per share and, as explained below, in some circumstances to cumulative voting in the election of directors. In accordance with California law applicable to corporations with cumulative voting, directors are elected by a plurality of votes cast. In response to recent developments regarding corporate best practices and at the suggestion of various shareholders and shareholder groups, the board undertook a comprehensive analysis and investigation of majority voting, including examination of various proposals sponsored by leading industry groups, and initiatives adopted by various companies. After undertaking this investigation and analysis, the board adopted a non-binding majority voting policy beginning in January 2009, which provides that in uncontested elections of directors, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall tender his or her resignation to the board. The Nominating and Governance committee shall convene a meeting or meetings as soon as practicable after such resignation is tendered to consider whether such resignation should be accepted or rejected, and the terms and conditions, if any, under which such resignation should be accepted or rejected. In making this determination the committee may weigh and consider any information or factors relevant to shareholder interest, including, but not limited to (1) the reasons for the shareholder vote and the degree to which the director failed to achieve a favorable majority vote, (2) whether the reasons causing the failure to achieve a favorable majority vote can be cured or remedied, (3) whether the reasons causing the failure to achieve a favorable majority vote involved conduct or action deemed to be illegal, immoral, unethical, in violation of the Company's Code of Ethics and Business Conduct, or in breach of the director's fiduciary duty to shareholders, (4) whether the resignation would cause the Company to suffer or sustain detrimental collateral consequences such as triggering a payment to the director or others, breaching a loan covenant or other contract, violating a listing requirement or an existing bylaw or charter provision, failing to achieve an independence requirement, and (5) the timing and availability of suitable replacements.

        The Nominating and Governance committee shall make a recommendation to the board which, as soon as practicable thereafter, shall convene a meeting or meetings to determine whether to accept or reject the resignation. In making this determination, the board shall consider all the factors and information relied on by the committee in making its recommendation, and any other information and factors the board deems relevant to the proper discharge of its fiduciary duties in acting in the best interest of shareholders. The committee and board shall conduct their analysis and investigation in such manner that a final decision will, absent exigent circumstances, be rendered by the board not later than 90 days after the vote is certified by the secretary. The board shall promptly disclose its decision in a press release and on Form 8-K, and in such release and filing shall disclose the reasons for its decision. In no event may the director or directors whose resignation is being considered participate in the committee voting to recommend acceptance or rejection of the resignation, or in the board's voting to accept or reject, or modify said recommendation. In the event that any director or directors whose resignations may be under consideration shall cause, or result in, a failure of the quorum of the committee or board, the decision to accept or reject shall be made by any and all remaining independent directors within the same 90 day timeframe.

        Only shareholders of record at 5:00 p.m. Eastern time on March 22, 2010, will be entitled to vote at the Annual Meeting. As of the close of business on March 22, 2010 there were 14,365,832 shares of the Company's common stock outstanding and eligible to vote. For business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals in this Proxy Statement, a quorum consists of the holders of a majority of the votes entitled to be cast at the Annual Meeting.

        Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter will be counted for purposes of determining whether a quorum is present but will not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

        In voting for directors, each shareholder is entitled to vote his shares for as many persons as there may be directors to be elected, or to accumulate his votes and give one nominee votes equal to the number of directors multiplied by the number of shares of stock owned by him, or to distribute them among several nominees. In such events all shareholders shall have the right to cumulate their votes. The seven candidates for election as directors at the Annual Meeting of Shareholders receiving the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

Shareholders of Record and "Street Name" Holders

        Please note, if a shareholder's ("you" or "your") shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares. Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instruction to your broker with respect to director voting.

SureWest KSOP Participants

        If you hold any shares in the SureWest KSOP, your completed proxy card or telephonic or Internet proxy vote will serve as voting instructions to the plan Trustee. However, your voting instructions must be received by the date prescribed by the plan trustee in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in proportion to the actual proxy votes timely submitted by plan participants. Voting by KSOP participants will close at 7:00 a.m. Eastern Time on May 14, 2010. The Trustee will then vote all shares of common stock held in the KSOP by the established deadline.

Voting Electronically via the Internet or by Telephone

        Shareholders whose shares are registered directly with American Stock Transfer & Trust Company ("AST") may vote via the Internet or by calling AST. Specific instructions for registered shareholders interested in voting via Internet or by telephone are available on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If your shares are held in "street name" and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone by following the instructions provided to you.

 Voting Changes

        If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting of Shareholders by sending written notice of revocation to the secretary of the Company, submitting a new proxy by telephone, Internet or paper ballot after the date of the revoked proxy, or attending the Annual Meeting and voting in person. If your shares are held by a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or nominee. Such owners of shares may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspector of elections with your ballot when you vote at the meeting. If you are a participant in the SureWest KSOP, you may only submit a proxy vote as described above, and you may not vote your SureWest KSOP shares in person at the Annual Meeting.

Reduce Duplicate Mailings

        With your written consent, the Company is permitted to deliver a single copy of the Proxy Statement and Annual Report to Shareholders sharing the same address. This process, called householding, allows for the reduction of the number of copies of these materials to be printed and mailed and helps us save costs.

        If you share the same last name and address with other Company shareholders and would like to start or stop householding for your account, you can call (916) 786-1831 or write to us at SureWest Communications, Attn: Investor Relations, P.O. Box 969, Roseville, California 95661. Please include your name, the name of your broker or other holder of record and your account numbers in the request. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will again be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Electronic Access to Proxy Materials and Annual Reports

        This Proxy Statement and the Company's 2009 Annual Report to Shareholders are available on Company's investor relations website at www.surw.com. Please note that the information on the website is not incorporated by reference in this Proxy Statement. For future Annual Meetings of Shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Annual Report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

        If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, AST Company, at 1-866-662-3948 or 6201 15th Avenue, Brooklyn, NY 11219. You may update your electronic address by contacting AST.

        If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

MATTERS TO BE VOTED ON

Election of Directors

        All of our directors are elected annually, unless there is a vacancy that must be filled prior to the next annual meeting. At the recommendation of our Nominating and Governance committee, our board has selected the following nominees to be re-elected to serve as directors for new one year terms and until their successors are duly elected and qualified. All of the nominees are currently serving as directors and their terms expire at the 2010 Annual Meeting.

        Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee named in this section. If any person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting, or any adjournment thereof, the persons named as proxies will vote for a substitute nominee chosen by the present board to fill the vacancy. We have no reason to believe that any of the nominees will be unable to serve if elected as a director.

        Your Board of Directors recommends that you vote "FOR" the election of each of the following nominees:

 Kirk C. Doyle; age 56; SureWest Board member since 2000

  •
  1984 - present, Owner, Kirk Doyle Realty, a privately held real estate company, Roseville, California

  •
  2003 - present, Chairman of the Board, SureWest Communications; 2002 - 2003, secretary

  •
  2001 - present, Chairman of the Board, Granite Community Bank, an independent community bank

  •
  Member, Juvenile Diabetes Research Foundation, Board of Directors, a non-profit organization

        The Doyle family founded the Company almost 100 years ago. Because of the family's involvement and significant financial stake in the Company, Mr. Doyle's interests remain closely aligned with our shareholders. His local roots as a life-long resident, coupled with his local banking experience, provide the board with a comprehensive understanding of the economy and business environments in which the Company serves. Additionally, his significant real estate experience provides the board with a unique perspective on managing its real estate investments, and other business decisions affecting the shareholders.

 Guy R. Gibson; age 57; SureWest Board member since 2003

  •
  1977 - present, Partner, Gibson & Gibson, Attorneys at Law, Roseville, California

  •
  Member, Drymix Products, Inc., Board of Directors, a private construction related company

  •
  Former president, Roseville Chamber of Commerce

        Mr. Gibson and his family were among the first to purchase a stake in the Company before it went public. A life-long resident and business leader, Mr. Gibson is personally acquainted with the Company's customers, employees, and shareholders which enables him to provide the board with pragmatic and informed judgment based on that knowledge, history and experience. His legal training and years of practice ensure that issues are closely examined and that judgments are based on sound analytical processes.

 Robert D. Kittredge; age 63; SureWest Board member since 2005

  •
  1989 - 2004, Managing partner, retired, PricewaterhouseCoopers, Sacramento, California office

  •
  Member, Golden Pacific Bancorp, Board of Directors, a private bank holding company

  •
  Former chairman, current member, Golden Empire Council, Boy Scouts of America, Board of Directors, a private non-profit organization

  •
  Member, California State University, Chico, University Foundation, Board of Directors, a non-profit organization

  •
  Member, American Institute of Certified Public Accountants, a non-profit organization

  •
  Former president, current member, California Society of Certified Public Accounts, Sacramento Chapter, a non-profit organization

        As a result of his past employment experience with PricewaterhouseCoopers, and his professional CPA (inactive) designation, Mr. Kittredge possesses the attributes required by Nasdaq and the Sarbanes Oxley Act to serve on the Audit committee. He is also familiar with financial statement preparation and publication. Mr. Kittredge was chosen to serve on our board and as the Audit committee chair because of his experience, acumen, and understanding of financial matters.

 Steven C. Oldham; age 59; SureWest Board member since 2004

  •
  2006 - present, President and CEO, SureWest Communications, Roseville, California

  •
  2004 - 2006, Independent director, SureWest Communications; 2004 - 2005, Audit committee chair

  •
  2002 - 2005, Senior advisor, The Brattle Group, San Francisco, California, a private consulting firm

  •
  2001 - 2002, Senior vice president—Energy Services, Retired, Sierra Pacific Resources; an investor owned electric utility holding company, Reno, Nevada; 1994 - 2001 served in various capacities at Sierra Pacific Resources including senior vice president—strategic planning

  •
  Chairman of the Board, USTelecom, a non-profit broadband trade association

         Due to his experience in the regulatory environment, Mr. Oldham is able to assist the board in identifying complex regulatory issues, assessing their potential economic impact, and advising the board on how to manage them. Mr. Oldham's prior experience in strategic planning assists the board in identifying and evaluating strategic opportunities, and in planning for and executing on those opportunities. In his capacity as CEO, Mr. Oldham provides the board with the knowledge and understanding it needs to plan for the future, and to operate efficiently in the present.

 John R. Roberts III; age 58; SureWest Board member since 1993

  •
  1999 - present, CEO and executive director, The Natomas Basin Conservancy, a private, non-profit corporation, Sacramento, California

  •
  Member, Soil Born Farms, Board of Directors, a private, non-profit corporation, Sacramento, California

  •
  Former president and CEO, the Sacramento Metro Chamber of Commerce, and the Sacramento Area Commerce and Trade Organization, private, non-profit business associations

         As CEO of private, non-profit corporations for over 30 years, Mr. Roberts brings considerable business management and corporate governance skills to SureWest. As a long-standing Compensation committee chair, he assists the board in understanding increasingly complex executive compensation regulations and administration of the Company's compensation programs. As a SureWest Audit committee member (and its former chair), he brings audit, finance, and related business management skills to the board, derived from years of experience managing financial operations and reporting financial information to an independent Board of Directors. Due to his involvement with local business and community development organizations,

Mr. Roberts provides insight to the board on the region's business environment and local government. Since Mr. Roberts is a native of Kansas, and received his undergraduate and graduate education in the region, he is able to assist the board with strategic issues relevant to the Company's Kansas City operations.

 Timothy D. Taron; age 59; SureWest Board member since 2000

  •
  1981 - present, Senior partner, Hefner, Stark & Marois, LLP, Attorneys-at-Law, Sacramento, California

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  Former president and director, the Sacramento Metropolitan Chamber of Commerce, a private, non-profit business association

         Mr. Taron, a practicing attorney for over 30 years with a local firm, specializes in complex business transactions, real estate development, and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the local business community, coupled with his hands-on experience in areas affecting the growth and health of the local economy, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the Nominating and Governance committee chair position due to his past involvement on public and non-profit boards, his training and continuing education as an attorney.

 Roger J. Valine; age 61; SureWest Board member since 2004

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  1992 - 2006, President and chief executive officer, retired, Vision Service Plan, a private eye care benefits provider; Rancho Cordova, California

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  Member, DaVita, Inc., Board of Directors and Compensation committee, an NYSE-listed dialysis services company

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  Member, American Specialty Health, Board of Directors and Compensation committee, a private specialty managed health care provider

         Under Mr. Valine's leadership, his former company succeeded in their growth strategies. He has considerable experience in transitioning and absorbing new acquisitions into ongoing enterprises. His CEO experience assists the board in assessing and evaluating various strategic opportunities and human resource issues, particularly those affecting motivation and performance of senior and mid-level management. Mr. Valine's experience with public and private company boards provides SureWest with an opportunity to assess and compare our corporate governance practices against others to ensure we are adopting "best practices" appropriate for the Company and the circumstances in which we operate.

Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit committee of the board appointed Ernst & Young LLP to be the Company's Independent Registered Public Accounting Firm for the fiscal year December 31, 2010. Services provided to the Company and its subsidiaries by Ernst & Young LLP in 2009 are described under "Audit Matters" above.

        The Board of Directors is asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Ratification is not required by the Articles of Incorporation, Bylaws or applicable law. The board is submitting the selection of Ernst & Young LLP to the Company's shareholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

        Your Board recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010.

        In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit committee and the board. Even if the selection is ratified, the Audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Cost of Solicitation

        The total cost of preparing, assembling and mailing the Proxy Statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the Proxy Statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the Proxy Statement, will be borne by the Company. We will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the Proxy Statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the Proxy Statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

Other Matters

        As of this date, there are no other matters we intend to present or have reason to believe others will present at the meeting. If other matters now unknown to us come before the meeting, the persons named as proxies will vote according to their best judgment.

Submission of Shareholder Proposals

        If you are interested in submitting a proposal for inclusion in the Proxy Statement for the Annual Meeting to be held in 2011, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act. We must receive your stockholder proposal intended to be presented at the 2011 Annual Meeting of Stockholders on or before December 3, 2010, to be included in the Proxy Statement relating to that meeting, and on or before February 16, 2011, for matters to be considered timely such that pursuant to Rule 14a-4 under the Securities Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting.

By Order of the Board of Directors

Kirk C. Doyle Chairman of the Board

Roseville, California,
April 2, 2010

DIRECTIONS TO ANNUAL MEETING

0 14475 PROXY SUREWEST COMMUNICATIONS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Kirk C. Doyle, Guy R. Gibson, Robert D. Kittredge, Steven C. Oldham, John R. Roberts III, Timothy D. Taron and Roger J. Valine as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 19, 2010 or any adjournment thereof. (Continued and to be signed on the reverse side)

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Kirk C. Doyle O Guy R. Gibson O Robert D. Kittredge O Steven C. Oldham O John R. Roberts III O Timothy D. Taron O Roger J. Valine 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010. 3. Other Business FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF SUREWEST COMMUNICATIONS To Be Held On: May 19, 2010 at 10:00 am PST 8150 Industrial Avenue, Building A, Roseville, CA INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST on May 18, 2010. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. The Board of Directors recommends a vote FOR Items 1 and Item 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20730000000000000000 5 051910 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and annual report are available at http://www.surw.com/proxy FOR AGAINST ABSTAIN